Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

May 24, 2010

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS 2010

FIRST QUARTER RESULTS

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FIRST QUARTER REVENUE INCREASES 11% OVER PRIOR YEAR AND EXCEEDS COMPANY’S GUIDANCE

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FIRST QUARTER NON-GAAP EPS WAS $0.83, EXCEEDING COMPANY GUIDANCE AND CONSENSUS ESTIMATE; FIRST QUARTER GAAP LOSS WAS $(0.53) PER SHARE

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COMPANY RAISES FULL YEAR REVENUE AND NON-GAAP EPS GUIDANCE

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] reported 2010 first quarter results.

Non-GAAP Amounts:

The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.”  Reconciliations of GAAP to non-GAAP amounts are presented in the tables later in this release and identify and quantify all excluded items.

For the First Quarter of 2010:

•

Earnings per share was $0.83 on a non-GAAP basis, which exceeded the Company’s guidance and the consensus estimate.  Earnings per share in the prior year’s first quarter was $0.53 on a non-GAAP basis.

•

GAAP loss per share was $(0.53), which compares to GAAP earnings per share of $0.48 in the prior year’s first quarter.

•

Revenue was $619.0 million, which exceeded the Company’s guidance and represents an increase of 11% compared to the prior year’s first quarter revenue of $557.4 million.

First Quarter Revenue:

Calvin Klein continued to experience global growth during the first quarter, with royalty revenue increasing 13% overall and 10% on a constant currency basis, due principally to strength in fragrance, footwear, accessories, women’s sportswear and dresses.

The Company’s wholesale and retail businesses also experienced strong growth in the first quarter of 2010, with revenue increasing 11%, as the Company’s dress furnishings, sportswear and outlet retail businesses all posted increases over the prior year’s first quarter.  The Company’s outlet retail comparable store sales increased 12% in the first quarter.

First Quarter Earnings Before Interest and Taxes:

On a non-GAAP basis, first quarter earnings before interest and taxes increased 51% to $81.5 million from $53.8 million in the prior year’s first quarter.  This increase was due to growth across all of the Company’s businesses principally driven by the revenue increases discussed above and a significant improvement in gross margin in the Company’s wholesale and retail businesses, as the prior year’s first quarter included heavy promotional selling.  On a GAAP basis, the Company had a first quarter loss before interest and taxes of $(22.6) million, which compares to earnings before interest and taxes of $49.1 million in the prior year period.  The quarter’s GAAP results include pre-tax costs of $104.0 million related to the Company’s acquisition of Tommy Hilfiger, including the impact of a weakening Euro on hedges entered into to cover a portion of the Euro denominated purchase price of the transaction. The weaker Euro also resulted in a reduction in the dollar value of the cash portion of the purchase price.  Pre-tax restructuring and other costs incurred in the first quarter of 2009 were $4.7 million.

Balance Sheet:

The Company ended the quarter with $791.6 million in cash, an increase of $509.6 million over the prior year’s first quarter.  The Company’s quarter end cash balance included net proceeds of approximately $365 million in connection with the offering in the first quarter of 5,750,000 shares of its common stock.  These proceeds were used in the second quarter to fund a portion of the purchase price for the Tommy Hilfiger acquisition, which closed on May 6, 2010.  Receivables ended the quarter up 9% from the prior year’s first quarter, in line with the Company’s revenue increases discussed above.  Inventories ended the quarter on plan and relatively flat versus the prior year’s first quarter.

2010 Guidance:

Assumptions

Please see the section entitled “Full Year and Second Quarter Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail on certain assumptions that are contemplated in the following guidance.

Tommy Hilfiger Acquisition

On May 6, 2010, the Company completed its acquisition of Tommy Hilfiger.  The following provides guidance for the Company’s full year and second quarter 2010, inclusive of the operations of the acquired Tommy Hilfiger business starting from the acquisition date.

Full Year Guidance

Earnings per share in 2010 is currently projected to be in the range of $3.55 to $3.65 on a non-GAAP basis, which includes estimated earnings accretion from the Tommy

Hilfiger acquisition of approximately $0.20 to $0.25 per share, but excludes approximately $300 million of pre-tax costs ($3.21 per share after tax), associated with the acquisition and integration of Tommy Hilfiger.  (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)  The Tommy Hilfiger business is estimated to generate $180 million to $190 million of operating income (10% to 11% operating income margin), exclusive of acquisition and integration costs, which are not recorded at the divisional level.  On a GAAP basis, consolidated earnings per share in 2010 is currently projected to be in the range of $0.34 to $0.44.

Revenue in 2010 is currently projected to be $4.35 billion to $4.40 billion, which includes approximately $1.8 billion attributable to the Tommy Hilfiger business.  For the full year, the Company is currently projecting that Calvin Klein royalty revenue will increase 7% to 8%.  Combined revenue for the Company’s non-Tommy Hilfiger wholesale and retail businesses is currently projected to grow between 7% and 8%.  Comparable store sales are currently projected to grow approximately 4% to 5% for the Company’s non-Tommy Hilfiger retail businesses.

Second Quarter Guidance

For the second quarter of 2010, earnings per share is currently projected to be in the range of $0.50 to $0.52 on a non-GAAP basis, which excludes approximately $133 million of pre-tax costs, or $1.75 per share after tax, relating to the acquisition and integration of Tommy Hilfiger, or a loss of $(1.25) to $(1.23) per share on a GAAP basis.  (Please see section entitled “Non-GAAP Exclusions” for details on the pre-tax costs the Company expects to incur in connection with the acquisition and integration of Tommy Hilfiger.)  The seasonal trends of the Tommy Hilfiger business have historically resulted in a smaller proportionate share of its annual revenues and operating income to be recorded in the second quarter.  The Tommy Hilfiger business is estimated to generate approximately $40 million of operating income (8% operating income margin) in the second quarter.  This weaker seasonal business trend, combined with the effect of the newly issued shares of common and convertible preferred stock along with the interest expense on debt incurred to fund the acquisition, is estimated to result in earnings dilution of $0.12 per share in the second quarter.  In addition, second quarter advertising expense is projected to be $10 million, or approximately $0.08 per share, higher this year, principally due to IZOD’s sponsorship of the Indy Racing League and the relating advertising associated with the Indianapolis 500 Race.  It is estimated that total 2010 advertising expense (excluding Tommy Hilfiger) will be comparable to 2009 levels.

Second quarter revenue is currently projected to be approximately $1.08 billion to $1.10 billion, which includes estimated revenue of the Tommy Hilfiger business of approximately $520 million.  For the second quarter, the Company is currently projecting that Calvin Klein royalty revenue will increase approximately 12%.  Combined revenue for the Company’s non-Tommy Hilfiger wholesale and retail businesses is currently projected to grow between 5% and 6%.  Comparable store sales for the Company’s non-Tommy Hilfiger retail businesses are currently projected to grow approximately 5% to 6%.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are extremely pleased with our first quarter results and the continued strong performance across all parts of our business.  The positive trends of the last several quarters have continued and we have seen strong gross margin recovery in our wholesale and retail businesses against last year’s difficult first quarter.  Renewed growth experienced by Calvin Klein globally also contributed to our positive results.”

Mr. Chirico continued, “We completed the acquisition of Tommy Hilfiger on May 6, 2010, and are very excited about our growth prospects as a combined company.  The Tommy Hilfiger business is performing well both in North America and internationally and similarly in the wholesale and retail components.  We are acting quickly to align the two organizations and are focused on realizing the opportunities we envisioned when we embarked on this transaction.  We are comfortable that the combined company will generate substantial cash flow, allowing us to delever our balance sheet while continuing to invest in our brands and businesses.”

Mr. Chirico concluded, “This transaction has created a global powerhouse with two of the most recognized global designer brands in Calvin Klein and Tommy Hilfiger, coupled with PVH’s stable of strong nationally recognized consumer brands.  This extended brand portfolio and operating platform creates unique growth opportunities across additional geographies and product categories, which we are positioned to capitalize upon to drive future revenue and earnings growth as well as strong returns to our stockholders.”

Non-GAAP Exclusions:

The discussions in this release that refer to non-GAAP amounts exclude the following:

•

Costs incurred during 2009 in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of the Company’s domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for the majority of the Company’s Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses.  Such costs associated with these initiatives were $25.9 million in 2009, of which $4.7 million was incurred in the first quarter of 2009.

•

Estimated pre-tax costs of approximately $300 million expected to be incurred in 2010 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

o

a loss of approximately $140 million associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price, $52 million of which was recorded in the first quarter and the balance of $88 million of which will be recorded in the second quarter;

o

transaction, restructuring and debt extinguishment costs of approximately $100 million, of which $52 million was incurred in the first quarter and approximately $15 million is expected to be incurred in the second quarter; and

o

non-cash valuation amortization charges of approximately $60 million, of which approximately $30 million is expected to be incurred in the second quarter.

•

The estimated tax benefits associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility considering the jurisdiction where such charges are or are expected to be incurred.

Please see reconciliations of GAAP to non-GAAP amounts later in this release.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its first quarter earnings release is scheduled for Tuesday, May 25, 2010 at 9:00 a.m. EDT.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page under the Investor Relations tab or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held.  The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #8184199.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to the Company’s acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger, the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability, and its ability to realize benefits from Tommy Hilfiger; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call / webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

	Quarter Ended			Quarter Ended
	5/2/10			5/3/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1),(3)	Results	GAAP	Adjustments(2),(3)	Results

Net sales	$530,688		$530,688	$475,745		$475,745
Royalty revenue	65,859		65,859	58,918		58,918
Advertising and other revenue	22,497		22,497	22,762		22,762
Total revenue	$619,044		$619,044	$557,425		$557,425

Gross profit on net sales	$228,677		$228,677	$190,146	$ (800)	$190,946
Gross profit on royalty, advertising and other revenue	88,356		88,356	81,680		81,680
Total gross profit	317,033		317,033	271,826	(800)	272,626

Selling, general and administrative expenses	287,200	$ 51,638	235,562	222,712	3,920	218,792

Other loss	52,390	52,390

(Loss) earnings before interest and taxes	(22,557)	(104,028)	81,471	49,114	(4,720)	53,834

Interest expense, net	8,275		8,275	7,860		7,860

Pre-tax (loss) income	(30,832)	(104,028)	73,196	41,254	(4,720)	45,974

Income tax (benefit) expense	(3,219)	(31,589)	28,370	16,543	(1,812)	18,355

Net (loss) income	$ (27,613)	$ (72,439)	$ 44,826	$ 24,711	$(2,908)	$ 27,619

Diluted net (loss) income per share(4)	$ (0.53)		$ 0.83	$ 0.48		$ 0.53

Depreciation and amortization expense was as follows:

	Quarter Ended			Quarter Ended
	5/2/10			5/3/09
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Depreciation and amortization	$ 12,066		$ 12,066	$ 12,477		$ 12,477

(1)

Adjustments for the quarter ended May 2, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition of Tommy Hilfiger, including pre-tax transaction costs of $51.6 million and a pre-tax loss of $52.4 million associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

(2)

Adjustments for the quarter ended May 3, 2009 represent the elimination of the costs incurred in that quarter in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity and other initiatives to reduce corporate and administrative expenses.

(3)

The tax benefits associated with the Company’s acquisition, restructuring and other costs are estimated based on the Company’s assessment of deductibility considering the jurisdiction where such charges are incurred.

(4)

Please see Note B to the Notes to Consolidated Income Statements for a reconciliation of diluted net (loss) income per share.

Notes to Consolidated Income Statements:

A.

The Company believes presenting its (1) 2010 results excluding the costs incurred in connection with its acquisition of Tommy Hilfiger; and (2) 2009 results excluding the costs incurred in connection with its restructuring initiatives announced in the fourth quarter of 2008, which both are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs associated with its acquisition of Tommy Hilfiger and its restructuring initiatives are also the basis for certain incentive compensation calculations.

B.

The Company computed its quarterly diluted net (loss) income per share as follows:

(In thousands, except per share data)

	Quarter Ended			Quarter Ended
	5/2/10			5/3/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments	Results	GAAP	Adjustments	Results

Net (loss) income	$(27,613)	$(72,439)(1)	$44,826	$24,711	$(2,908)(2)	$27,619

Weighted average common shares outstanding	52,279		52,279	51,511		51,511
Weighted average impact of dilutive securities			1,596	371		371

Total shares	52,279		53,875	51,882		51,882

Diluted net (loss) income per share	$ (0.53)		$ 0.83	$ 0.48		$ 0.53

(1)

Represents the impact on net income in the quarter ended May 2, 2010 from the elimination of the costs incurred in connection with the Company’s acquisition of Tommy Hilfiger, including transaction costs and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

(2)

Represents the impact on net income in the quarter ended May 3, 2009 from the elimination of the costs incurred in that quarter in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity and other initiatives to reduce corporate and administrative expenses.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	May 2,	May 3,
	2010	2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 791,595	$ 282,005
Receivables	241,496	222,521
Inventories	284,840	281,489
Other Current Assets	58,456	62,504
Total Current Assets	1,376,387	848,519
Property, Plant and Equipment	161,452	188,754
Goodwill and Other Intangible Assets	1,166,584	1,130,304
Other Assets	25,594	26,603
	$2,730,017	$2,194,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 397,468	$ 315,304
Other Liabilities	419,713	455,872
Long-Term Debt	399,588	399,572
Stockholders’ Equity	1,513,248	1,023,432
	$2,730,017	$2,194,180

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

	Quarter Ended			Quarter Ended
	5/2/10			5/3/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results
Revenue – Wholesale and Retail
Net sales	$523,480		$523,480	$470,204		$ 470,204
Royalty revenue	5,213		5,213	5,158		5,158
Advertising and other revenue	1,097		1,097	1,445		1,445
Total	529,790		529,790	476,807		476,807

Revenue – Calvin Klein Licensing
Royalty revenue	60,646		60,646	53,760		53,760
Advertising and other revenue	21,400		21,400	21,317		21,317
Total	82,046		82,046	75,077		75,077

Revenue – Other(3)
Net sales	7,208		7,208	5,541		5,541
Total	7,208		7,208	5,541		5,541

Total Revenue
Net sales	530,688		530,688	475,745		475,745
Royalty revenue	65,859		65,859	58,918		58,918
Advertising and other revenue	22,497		22,497	22,762		22,762
Total	$619,044		$619,044	$557,425		$ 557,425

Earnings (loss) before interest and taxes – Wholesale and Retail	$ 60,181		$ 60,181	$ 29,860	$ (3,947)	$ 33,807

Earnings before interest and taxes – Calvin Klein Licensing	39,712		39,712	35,709		35,709

Loss before interest and taxes – Other(3)	(122,450)	$(104,028)	(18,422)	(16,455)	(773)	(15,682)

(Loss) earnings before interest and taxes	$ (22,557)	$(104,028)	$ 81,471	$ 49,114	$ (4,720)	$ 53,834

(1)

Adjustments for the quarter ended May 2, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition of Tommy Hilfiger, including transaction costs and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

(2)

Adjustments for the quarter ended May 3, 2009 represent the elimination of the costs incurred in that quarter in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity and other initiatives to reduce corporate and administrative expenses.

(3)

The results of the Company’s Calvin Klein Collection wholesale business, and corporate expenses not allocated to any reportable segments, are included in Other.

Phillips-Van Heusen Corporation

Full Year and Second Quarter Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its 2010 estimated results excluding the costs expected to be incurred in connection with the acquisition and integration of Tommy Hilfiger, including the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price, restructuring and debt extinguishment costs and non-cash valuation amortization charges, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its earnings per share on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its acquisition and integration of Tommy Hilfiger are also the basis for certain incentive compensation calculations. The tax benefits associated with the Company’s acquisition and integration costs are estimated based on the Company’s assessment of deductibility considering the jurisdiction where such charges are incurred.

(Dollar and share amounts in millions, except per share data and as otherwise noted)

	Full Year	Second Quarter
	2010	2010
	(Estimated)	(Estimated)
Full Year and Second Quarter Guidance Assumptions

Net interest expense – GAAP	$140.0 - $142.0	$48.0 - $49.0
Adjustment for debt extinguishment costs	(6.0)	(6.0)
Net interest expense – Non-GAAP	$134.0 - $136.0	$42.0 - $43.0

Tax rate range – GAAP	62% - 64%	(3)% - (2)%
Adjustment for tax effects of acquisition and integration costs	(30)%	32%
Tax rate range – Non-GAAP	32% - 34%	29% - 30%

Euro FX rate(1)	$1.20 - $1.25	$1.20 - $1.25

Diluted shares outstanding – GAAP	67.4	65.8
Adjustment for anti-dilutive effect of acquisition and integration costs		5.7
Diluted shares outstanding – Non-GAAP	67.4	71.5

Acquisition and Integration Costs and Earnings (Loss) Per Share Reconciliations

Costs expected to be incurred in connection with the acquisition and integration of Tommy Hilfiger (please see “Non-GAAP Exclusions”
section for detail):
Pre-tax	$300.0	$133.0
Tax impacts	(84.0)	(14.0)
After tax	$216.0	$119.0

GAAP earnings (loss) per common share	$0.34 - $0.44	$(1.25) - $(1.23)
Estimated after tax per share impact of costs expected to be incurred in connection with the acquisition and integration of
Tommy Hilfiger	$3.21	$1.75
Earnings per common share excluding impact of costs expected to be incurred in connection with the acquisition and integration
of Tommy Hilfiger	$3.55 - $3.65	$0.50 - $0.52

(1) Represents the average rate used for the estimated results for the last nine months of 2010.